THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER SUCH ACT OR ON OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

STOCK PURCHASE WARRANT

April 20, 2007

THIS WARRANT CERTIFIES THAT, for value received, CCG Investor Relations Partners LLC (“Holder”) is entitled to purchase up to 200,000 fully-paid and non-assessable shares of the Common Stock, par value $.0001 per share (the “Shares”) of China Shenghuo at a price of $3.50 per Share, subject to adjustment pursuant to Article 2 hereof (the “Warrant Price”), subject to the provisions and upon the terms and conditions of set forth herein.

ARTICLE I

TERM AND EXERCISE

1.1         Term: Notice of Expiration. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before 5:00 p.m. California time on the fourth anniversary date of this Warrant, April 19th, 2011 (“Expiration Date”). The Company shall give Holder written notice of Holder’s right to exercise this Warrant in the form attached as Appendix A at least 30 days before the Expiration Date. If the notice is not so given, the Expiration Date shall automatically be extended until 30 days after the date the Company delivers the notice to Holder.

1.2          Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix B to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.3, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.3          Conversion Right. In lieu of exercising this Warrant as specified in Section 1.2, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.5.

1.4          [Intentionally Omitted]

1.5          Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the last sale price or bid price reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded, the Board of Directors of the Company shall determine fair market value in its good faith judgment.

1.6          Delivery of Certificate and New Warrant. Promptly after the Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.7          Lost or Destroyed Warrant. Upon receipt of evidence reasonably satisfactory to Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement reasonably satisfactory to Company, or (in the case of mutilation) upon surrender and cancellation of the mutilated Warrant, Company will execute and deliver, in lieu thereof, a new Warrant of like tenor. This Warrant is not a negotiable instrument and is transferable only in accordance with the provisions of Section 3.3.

1.8          Repurchase on Sale, Merger, or Consolidation of the Company.

1.8.1      Acquisition. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the Company is not the surviving corporation and the securities issued with respect to the Company’s securities outstanding immediately before the transaction represent less than 50% of the beneficial ownership of the new entity immediately after the transaction.

1.8.2      Assumption of Warrant. If, upon the closing of any Acquisition, the successor entity assumes the obligations of this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Share’s issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this Warrant.

1.8.3      Non-Assumption. If upon the closing of any Acquisition, the successor entity does not assume the obligations of this Warrant and Holder has not otherwise exercised this Warrant in full, then the unexercised portion of this Warrant shall be deemed to have been automatically converted pursuant to Section 1.3. This board of directors of the Company shall then reasonably and in good faith calculate the pro rata amount of cash, property, and securities that Holder would be entitled to receive if Holder had exercised the unexercised portion of this Warrant in full for cash immediately before the record date for determining the shareholders entitled to participate in the Acquisition (the “Gross Proceeds”). The Company shall then distribute to Holder an amount of such cash, property, and securities, in the same proportion as distributed to the other shareholders of the Company, equal in value to the Gross Proceeds less the aggregate Warrant Price of the unexercised portion of this Warrant, but not less than zero.

1.9           Purchase Right. Notwithstanding the foregoing, at the election of Holder, the Company shall purchase the unexercised portion of this Warrant for cash upon the closing of any Acquisition for an amount equal to (a) the fair market value of any consideration that would have been received by Holder in consideration of the Shares had Holder exercised the unexercised portion of this Warrant immediately before the record date for determining the shareholders entitled to participate in the proceeds of the Acquisition, less (b) the aggregate Warrant Price of the Shares, but in no event less than zero.

ARTICLE II

ADJUSTMENTS TO THE SHARES

2.1           Certain Definitions. As used in this Article II, the following terms have the following respective meanings:

(a)           “Option” means any right, option, or warrant to subscribe for, purchase, or otherwise acquire common stock or Convertible Securities.

(b)           “Convertible Securities” means any evidences of indebtedness, shares of stock, or other securities directly or indirectly convertible into or exchangeable for common stock.

(c)           “Dilutive Issue” means the issuance of Additional Common Shares at a price below the Warrant Exercise Price.

(d)           “Issue” means to grant, issue, sell, assume, or fix a record date for determining persons entitled to receive, any security (including Options), whichever of the foregoing is the first to occur.

(e)           “Additional Common Shares” means all common stock of the Company (including reissued shares) Issued (or deemed to be Issued pursuant to Section 2.2) after the date of this Warrant. Additional Common Shares does not include, however, any common stock Issued in a transaction described in Section 2.10, 2.11, or 2.12; any common stock Issued upon conversion of preferred stock outstanding on the date of this Warrant; the Shares; or common stock Issued as incentive or in a non-financing transaction to employees, officers, directors, or consultants to the Company. If the Shares are ultimately convertible into securities other than common stock, “Additional Common Shares” shall mean all such other securities (including reissued securities) Issued (or deemed to be Issued) after the date of this Warrant, and all references in this Article to common stock shall be deemed to refer to such other securities.

2.2           Deemed Issuance of Additional Common Shares. The shares of common stock ultimately Issuable upon exercise of an Option (including the shares of common stock ultimately Issuable upon conversion of exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of common stock ultimately Issuable upon conversion of exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security. The maximum amount of common stock Issuable is determine without regard to any future adjustments permitted under the instrument creating the Options or Convertible Securities.

2.3          Adjustment of Warrant for Dilutive Issuances.

2.3.1      Adjustment. If the Company issues Additional Common Shares after the date of this Warrant in a Dilutive Issue, the Warrant Price shall be reduced to the new Series A Conversion Price (as such term is defined in the Amended and Restated Articles of Incorporation of the Company, as hereinafter amended from time to time) after the Dilutive Issue.

2.3.2      Adjustment of Number of Shares. Upon each Dilutive Issue, the number of Shares Issuable upon exercise of this Warrant shall be increased to equal the product obtained by multiplying the number of Shares Issuable on exercise of this Warrant by a fraction the numerator of which is the Series A Conversion Price prior to the Dilutive Issue and the denominator is the Series A Conversion Price immediately after the Dilutive Issue.

2.3.3      No Adjustment for Issuances Following Deemed Issuances. No Adjustment to the Warrant Price or Shares Issuable upon exercise of this Warrant shall be made upon the exercise of Options or conversion of Convertible Securities.

2.4          Adjustment Following Changes in Terms of Options or Convertible Securities. If the consideration payable to, or the amount of common stock Issuable by, the Company increases or decreases, respectively, pursuant to the terms of any outstanding Options or Convertible Securities, the Warrant Shares shall be recomputed to reflect such increase or decrease. The recomputation shall be made as of the time of the Issuance of the Options or Convertible Securities. Any changes in the Warrant Shares that occurred after such Issuance because other Additional Common Shares were Issued or deemed Issued shall also be recomputed.

2.5          Recomputation Upon Expiration of Options or Convertible Securities. The Warrant Shares computed upon the original Issue of any Options or Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed when any Options or rights of conversion under Convertible Securities expire without having been exercised. In the case of Convertible Securities or Options for common stock, the Warrant Shares shall be recomputed as if the only Additional Common Shares Issued were the shares of common stock actually Issued upon the exercise of such securities, if any, and as if the only consideration received therefor was the consideration actually received upon the Issue, exercise, or conversion of the Options or Convertible Securities. In the case of Options for Convertible Securities, the Warrant Shares shall be recomputed as if the only convertible Securities Issued were the Convertible Securities actually Issued upon the exercise thereof, if any, and as if the only consideration received therefor was the consideration actually received by the Company (determined pursuant to Section 2.9), if any, upon the Issue of the Options for the Convertible Securities.

2.6          30-Day Options. In the case of any Options that expire by their terms not more than 30 days after the date of Issue thereof no adjustment of the Warrant Shares shall be made until the expiration or exercise of all such Options.

2.7          Computation of Consideration. The consideration received by the Company for the Issue of any Additional Common shares shall be computed as follows:

2.7.1      Cash. Cash shall be valued at the amount of case received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends.

2.7.2      Property. Property other than cash shall be computed at the fair market value thereof at the time of Issue, as determined in good faith by the Board of Directors of the Company.

2.7.3      Mixed Consideration. The consideration for Additional Common Shares Issued together with other property of the Company for consideration that covers both shall be determined in good faith by the Board of Directors.

2.7.4      Options and Convertible Securities. The consideration per Additional Common Share for Options and Convertibles shall be determined by dividing: (a) the total amount, if any, received or receivable by the Company for the Issue of the Options or Convertible Securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon exercise of the Options or conversion of the Convertible Securities, by (b) the maximum amount of common stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately Issuable upon the exercise of such Options or the conversion of such Convertible Securities.

2.8          Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock (or the Shares if the Shares are securities other than common stock) payable in common stock, Options, or Convertible Securities, subdivides the outstanding common stock into a greater amount of common stock, or, if the Shares are securities other than common stock, subdivide the Shares in a transaction that increases the amount of common stock into which the Shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.9          Reclassification, Reorganization, Consolidation or Merger. Subject to Section 1.8, upon any reorganization, consolidation, merger, or other event that results in a reclassification of the securities Issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, reorganization, consolidation, or merger. Such an event shall include any automatic conversion of the outstanding or Issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Articles of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrants

2.10         Adjustments for Combinations, Etc. If the outstanding Shares (or the outstanding securities into which the Shares are directly or indirectly convertible) are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

2.11         No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s right under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder’s rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares Issuable upon exercise of this Warrant shall be adjusted upward, and if necessary the class of securities Issuable upon exercise of this Warrant shall be adjusted, in such a manner that the aggregate Warrant Price of this Warrant is unchanged and the aggregate number of shares ultimately Issuable upon exercise of this Warrant and conversion of the Shares is unchanged.

2.12         Fractional Shares. No fractional Shares shall be Issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.13         Certificate as to Adjustments. In any case of an adjustment or readjustment of the Warrant Price or the number of Shares, the Company’s chief financial officer at its expense shall compute such adjustment or readjustment in accordance with the provisions hereof and shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to Holder at Holder’s address as shown in Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (a) the consideration received or deemed to be received by Company for any Common Stock issued or sold or deemed to have been issued or sold, (b) the Warrant Price at the time in effect and the adjusted Warrant Price, (c) the number of additional Shares and (d) the type and amount, if any, of other property which at the time would be received upon exercise of this Warrant. Notwithstanding the above, the Holder may select and cause independent public accountants of recognized standing also to compute such adjustment or readjustment in accordance with the provisions hereof and to prepare a certificate showing such adjustment or readjustment. If, by such computation, the Holder shall determine that the computation performed by the Company’s chief financial officer was incorrect by more than five percent (5%) and such inaccuracy was prejudicial to the Holder, then, at the option of Holder, the cost of Holder’s computation and certificate preparation shall be borne by the Company and shall be due and owing upon demand.

ARTICLE III

REGISTRATION RIGHTS

3.1          “Piggy Back” Registration. (a) If at any time the Company shall determine to register under the Securities Act of 1933, as amended (including pursuant to a demand of any Shareholder of the Company exercising registration rights) any of its common stock (other than a registration statement on Form S-4 or S-8), it shall send to the Holder, written notice of such determination at least thirty (30) days prior to the filing of any registration statement and, if within fifteen (15) days after receipt of such notice, the Holder, shall so request in writing, the Company shall use its best efforts to include in such registration statement all of the Registrable Shares that such Holder, requests to be registered. For purposes of this Article III, the term “Registrable Shares” means and includes any common stock of the Company issued or issuable upon the conversion or exercise of any warrant, right or other security or which is issued as a result of a stock split, dividend or other distribution with respect to or in exchange for or in replacement of such shares.

(b) If such registration involves an underwritten public offering and the total amount of securities, including Registrable Shares, requested by shareholders to be included in such offering exceeds the amount of securities that the managing underwriter determines in its reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Shares, which the managing underwriter determines in its reasonable discretion will not jeopardize the success of the offering (the securities so included to be apportioned in the following order of priority (A) first, to any Shareholder of the Company exercising registration rights pursuant to which the Company initiated the registration, (B) second, to the Company, (C) third, among the Holders requesting to register Registrable Shares on a pro rata basis according to each Holder’s ownership of Registrable Shares relative to all other Holders’ ownership of Registrable Shares who have requested registration hereunder, and, (D) fourth, to the extent additional securities may be included therein, pro rata among the other selling Shareholders according to the total amount of securities owned by each such Shareholder); provided, however, that in any registration other than the initial public offering of the Company’s common stock the number of shares requested to be included by the Holder shall not be reduced below 20% of the total number of securities to be provided in the registration. For purposes of the preceding parenthetical concerning apportionment, for any selling Shareholder which is a holder of Registrable Shares and which is a partnership or corporation, the partners, retired partners and Shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Shareholder,” and any pro-rata reduction with respect to such “selling Shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Shareholder,” as defined in this sentence. If any Holder disapproves of the terms of such underwriting, he may elect to withdraw his or its Registrable Shares therefrom by written notice to the Company and the underwriter.

3.2           Registration on Form S-3. In case the Company shall receive from a Holder or Holders of at least 20% of Registrable Shares a written request or requests that the Company effect a registration on Form S-3 (or any similar form promulgated by the Securities and Exchange Commission (“SEC”)) and any related qualification or compliance with respect to all or a part of the Registrable Shares owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Shares; and

(b) as soon as practicable, use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Shares as are specified in such request, together with all or such portion of the Registrable Shares of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 3.2: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its Shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 3.2; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (3) if the Company has effected two (2) registrations pursuant to this Section 3.2 within the past 12 months and such registrations have been declared or ordered effective; or (4) if the Company has effected three registrations pursuant to this Section 3.2 and such registrations have been declared or ordered effective.

(c) Subject to the foregoing, the Company shall use its best efforts to file a registration statement covering the Registrable Shares and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 3.2 shall not be counted as registrations effected pursuant to Sections 3.1. If the Holders giving the initial notice propose to offer the Registrable Shares by means of an underwriting, the terms of Section 3.1 (b) shall apply.

3.3           Effectiveness. (a) The Company will use its reasonable best efforts to maintain the effectiveness for up to nine months of any registration statement pursuant to which any of the Registrable Shares are being offered; provided, however, that: (i) such nine-month period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of common stock (or other securities) of the Company and (ii) in the case of any registration of Registrable Shares on Form S-3 which are intended to be offered on a continuous or delayed basis, such nine-month period shall be extended, if necessary, to keep the registration statement effective until the earlier to occur of (A) 18 months following the effectiveness of the registration statement or (B) the date that all such Registrable Shares are sold, provided that Rule 415, or any successor rule under Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (1) includes any prospectus required by Section 10(a)(3) of Securities Act or (2) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (1) and (2) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the registration statement.

(b) The Company will from time to time amend or supplement such registration statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation.

3.4           Exchange Act Registration. With a view to making available to the Holders the benefits of Rule 144 promulgated under Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) use its best efforts to make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) maintain the registration of its common stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Shares;

(c) file on a timely basis with the SEC all information that the SEC may require under either of Section 13 or Section 15(d) of the Exchange Act and, so long as it is required to file such information, take all action that may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to the Company’s common stock;

(d) furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company as filed with the SEC and (iii) any other reports and documents that a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such Registrable Shares without registration.

3.5           Further Obligations of the Company. Whenever the Company is required under this Article III to register Registrable Shares, it agrees that it shall also do the following:

(a) Furnish to each selling Holder such copies of the registration statement (including any amendments thereto) and each preliminary and final prospectus and any other documents that such Holder may reasonably request to facilitate the public offering of its Registrable Shares;

(b) Use its reasonable best efforts to register or qualify the Registrable Shares to be registered pursuant to this Agreement under the applicable securities or “blue sky” laws of such jurisdictions as any selling Holder may reasonably request; provided, however, that the Company shall not be obligated to qualify to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject;

(c) notify each Holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(d) Cause all such Registrable Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(e) Provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration;

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement; in usual and customary form, with. the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g) Furnish, at the request of any Holder requesting registration of Registrable Shares pursuant to this Article III, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Article III, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective:

(i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares; and

(ii) “comfort” letters signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the registration statement, to the extent permitted by the standards of the American Institute of Certified Public Accountants, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants “comfort” letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ “comfort” letters delivered to the underwriters in underwritten public offerings of securities, but only if and to the extent that the Company is required to deliver or cause the delivery of such opinion or “comfort” letters to the underwriters in an underwritten public offering of securities;

(h) Permit each selling Holder or his counselor other representatives to inspect and copy such corporate documents and records as may reasonably be requested by them; and

(i) Furnish to each selling Holder, upon request, a copy of all documents filed and all correspondence from or to the SEC in connection with any such offering unless confidential treatment of such information has been requested of the SEC.

3.6           Expenses. The Company shall bear all costs and expenses of each such registration, including, but not limited to, printing, legal and accounting expenses, SEC filing fees, “blue sky” fees and expenses, and all NASD, stock exchange listing and qualification fees, including in connection with the Company’s initial public offering, reasonable fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; provided, however, if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them; provided, however, that the Company shall have no obligation to pay or otherwise bear (i) any portion of the underwriter’s commissions or discounts attributable to the Registrable Shares being offered and sold by the Holders of Registrable Shares, or (ii) any of such expenses if the payment of such expenses by the Company is prohibited by the laws of a state in which such offering is qualified and only to the extent so prohibited; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.2 if the registration request is subsequently withdrawn at the request of the Holders initiating such registration (“Initiating Holders”) (in which case, subject to the last provision of this Section 3.6 all Initiating Holders shall bear such expenses pro rata based upon the total number of Registrable Shares requested to be included therein by each such Holder), unless such Initiating Holders agree to forfeit their right to one demand registration pursuant to Section 3.2; and provided further, however, that if (a) at the time of such withdrawal of registration request the Initiating Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to such Initiating Holders at the time of their request, and (b) such Initiating Holders have withdrawn the request with reasonable promptness following discovery of such material adverse change, then such Initiating Holders shall not be required to pay any of such expenses with respect to any registration and shall retain all their rights pursuant to Section 3.2 and the rest of this Article III.

3.7           Transfer of Registration Rights. The registration rights of Registrable Shares under this Agreement may be transferred (i) in the case of an individual, to any member of the immediate family of such individual or to trust for the benefit of the individual or any such family member or members, (ii) to any partner, member or affiliate of/Holder, and (iii) to any transferee provided that the transferee receives at least 2,000 Registrable Shares (as adjusted for stock splits, considerations and the like), or all of such transferring Holder’s shares, if less. In the event of a transfer of registration rights as provided in (i), (ii) or (iii) above, the transferee shall execute a counterpart to this Agreement and agree to be bound by the terms of this Agreement. The transferor shall provide the Company with written notice of such transfer within a reasonable time.

3.8           No Superior Rights. The Company will not grant any superior registration rights to any holder or prospective holder of any securities of the Company without first obtaining the prior written consent of the Holders of a majority of the Registrable Shares.

3.9           Termination of Registration Rights. The obligations of the Company to register any Holder’s Registrable Shares pursuant to this Article III shall terminate if all Registrable Securities held by and issuable to such Holder (and each of its affiliates, partners, former partners, members, former members and other lawful transferees) may be sold under Rule 144 during any single 90-day period.

ARTICLE IV

CASHLESS EXERCISE

4.1.          In addition to and without limiting the rights of each Holder under paragraph 1.3, at each Holder’s option, this Warrant may be exercised by being exchanged in whole or from time to time in part at any time on or prior to the Expiration Date, for a number of shares of Common Stock having an aggregate Current Market Price (as defined below) on the date of such exercise equal to the difference between (x) the Current Market Price of the number of shares of Common Stock subject to this Warrant designated by the Holder on the date of the exercise (the “Designated Number of Shares”) and (y) the aggregate Warrant Exercise Price for such shares in effect at such time.
Upon any such exercise, the number of shares of Common Stock purchasable upon exercise of this Warrant shall be reduced by the Designated Number of Shares and, if a balance of purchasable shares of Common Stock remains after such exercise, the Company shall execute and deliver to the Holder (or its designee) a new Warrant for such balance of shares. No payment of any cash or other consideration to the Company shall be required from the Holder (or its designee) in connection with any exercise of this Warrant by exchange pursuant to this paragraph 1(b). Such exchange shall be effective upon the date of receipt by the Company of the Warrant surrendered for cancellation and a written request from the Holder that the exchange pursuant to this section be made, or at such later date as may be specified in such request. No fractional shares arising out of the above formula for determining the number of shares issuable in such exchange shall be issued, and the Company shall in lieu thereof make payment to the Holder of cash in the amount of such fraction multiplied by the Current Market Price of a share of Common Stock on the date of the exchange.

So long as no cash is paid in connection with the cashless exercise of this Warrant, the holding period for the shares issued in connection with such cashless exercise, for the purposes of Rule 144 of the Securities Act of 1933, shall relate back to the date of this Warrant.

ARTICLE V

MISCELLANEOUS

5.1	Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER SUCH ACT OR ON OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

5.2           Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if reasonably requested by the Company and in such event, the cost of the opinion shall be borne by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material questions as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.3            Transfer Procedure. The Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address, and taxpayer identification number of the transferee and surrendering this Warrant to the Company for re-issuance to the transferee(s) (and Holder if applicable). Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

5.4            Notice of Certain Events. In addition to any notices required by to given pursuant to Article III hereof, if the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend, (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve, or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above, at least 20 days’ prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event), and (3) in the case of the matter referred to in (e) above, the same notice as is given to holders of such registration rights.

5.5            Notices. Any notice required to be given under the terms of this Warrant shall be sent by certified or registered mail (return receipt requests) or delivered by hand or confirmed facsimile, and shall be effective five days after being placed in the mail, if mailed, or upon receipt of refusal of receipt, if delivered by hand or confirmed facsimile, in each case addressed as follows:

(i)        if to the Company:

CHINA SHENGHUO
No. 2, Jing You Road
Kunming National Economy &
Technology Developing District
People’s Republic of China
650217
Attn:   Qiong Hua Gao
Chief Financial Officer

(ii)        if to the Holder:

CCG Investor Relations Partners, LLC
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA 90024
Attention: William F. Coffin
Fax: 1-310-231-8663

5.6             Amendments. This Warrant may be amended only in writing, signed by the party against whom enforcement is sought.

5.7             Governing Law. This Warrant and all rights and obligation hereunder shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first above written.

Accepted by:

CHINA SHENGHUO

/s/ Qiong Hua Gao	April 15, 2007
Qiong Hua Gao	Date
Chief Financial Officer

Accepted by:
CCG INVESTOR RELATIONS

/s/ William F. Coffin	April 15, 2007
William F. Coffin	Date
CEO